Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
ACI Worldwide, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-86052 and 333-49804) on Form S-3, and in the registration statements (Nos. 333-123263, 333-113550, 333-88024, 333-88020, 333-59630, 333-59632, 333-53504, 333-33728, 333-73027, 333-22473, 333-93900, 333-2594, and 333-146794) on Form S-8 of ACI Worldwide, Inc. of our reports dated March 3, 2009, with respect to the consolidated balance sheets of ACI Worldwide, Inc. as of December 31, 2008 and 2007 and September 30, 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year ended December 31, 2008, the three-month period ended December 31, 2007, and each of the years in the two-year period ended September 30, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of ACI Worldwide, Inc.

Our report dated March 3, 2009, on the consolidated financial statements contain an explanatory paragraph that refers to the Company’s adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.

Our report dated March 3, 2009, on the effectiveness of internal control over financial reporting as of December 31, 2008, expresses our opinion that ACI Worldwide, Inc. did not maintain effective internal control over financial reporting as of December 31, 2008 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states management has identified a material weakness in controls related to its accounting for software implementation service and license arrangements in the Asia Pacific region.

/s/  KPMG LLP

Omaha, Nebraska
March 3, 2009